EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contacts: Howard Kaminsky, Chief Financial Officer
(818) 949-5300 ext. 5728
Leigh Parrish, Financial Dynamics
(212) 850-5651
Rachel Albert, Financial Dynamics
(212) 850-5706

SPORT CHALET REPORTS FOURTH QUARTER AND YEAR END RESULTS

•	Sport Chalet reports record sales and net income for the year, excluding recapitalization
•	Net income for the fourth quarter increased 126.9% to $1.6 million
•	Including the recapitalization, net loss for fiscal 2006 was $87,000, or ($0.01) per diluted share
•	Excluding the recapitalization, net income for fiscal 2006 increased 25.6% to $7.8 million, or $0.55 per diluted share

Los Angeles, California, June 13, 2006 - Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced the results for its fourth quarter and fiscal year ended March 31, 2006.

Fourth Quarter Results

Sales increased 13.3% to $89.7 million from $79.2 million in the fourth quarter last year, with sales from four new stores contributing $5.7 million. Comparable store sales for the quarter increased 5.7%. The increase in total and comparable store sales was primarily a result of late winter weather which further supported the sales of winter related products. Comparable store sales excluding winter related products increased 5.2%.

Gross profit as a percent of sales decreased to 30.2% from 30.8% in the fourth quarter of last year. The 60 basis point decrease was primarily due to increased markdowns on winter related merchandise. Selling, general and administrative expenses as a percent of sales improved by 230 basis points to 27.0% from 29.3% last year. The decrease was a result of improvements achieved in the Company’s mature stores as well as higher litigation reserves from the fourth quarter of last year which were not repeated in fiscal 2006.

Net income increased 126.9% to $1.6 million, or $0.12 per diluted share, compared to $722,000, or $0.05 per diluted share, for the fourth quarter last year.

Craig Levra, Chairman and CEO, stated, “We are very happy to have finished out the year with a strong fourth quarter. We are proud of our ability to not only drive top line growth but also greatly improve our profitability. While late winter weather in our region helped drive sales for the quarter, we also generated solid sales increases in our non-winter products which exemplifies our overall strategy of being less weather and geography dependent. Additionally, as our stores matured we were able to intensively manage our operating expenses at the store level, which contributed to a reduction of our SG&A as a percent of sales. Lastly, during the quarter we successfully opened our 40th store, which is located in Foothill Ranch, which further builds out our presence in Orange County, California.”

Full Year Results
Sales for the fiscal year increased 11.0% to $343.2 million from $309.1 million last year. Comparable store sales increased 1.9% for the year after last year’s 5.7% gain. Excluding winter related products, comparable store sales increased 3.3%. Four new stores were opened in fiscal 2006 compared to five new stores opened in fiscal 2005.

Gross profit as a percent of sales for the fiscal year was even at 30.9%. Selling, general and administrative expenses as a percent of sales were 29.6%, including $8.7 million related to the recapitalization which occurred in the second quarter of fiscal 2006. Excluding the effect of the recapitalization, SG&A expenses as a percent of sales was 27.1% in fiscal 2006. This compares to 27.5% in fiscal 2005.

Net loss for fiscal 2006 was $87,000, or $(0.01) per diluted share, including the after-tax charge of $7.8 million, or $0.56 per diluted share, related to the recapitalization. Excluding the effects of the recapitalization, net income increased 25.6% in fiscal 2006 to $7.8 million, or $0.55 per diluted share, from $6.2 million, or $0.44 per diluted share, in fiscal 2005.

Craig Levra, Chairman and CEO, stated, “I am extremely pleased with our results for the full fiscal year. In addition to generating record top and bottom line results, excluding the effects of the recapitalization, we also achieved many milestones during the year. Specifically, we entered a third state with the opening of three stores in Arizona in one day. We also completed our recapitalization plan which increases the certainty of our future and enables us to maintain our focus on long-term expansion. Additionally, we continued to make significant investments in our infrastructure and back office systems which are helping to create a strong foundation for future growth. Our ability to accomplish these initiatives while performing at the Company’s highest level in our history is a direct result of our entire team’s dedication and strong work ethic. We believe our unique store concept and ability to meet the needs of our customers will drive our efforts in the future and we look forward to building on our successes in fiscal 2007.”

Conference Call and Webcast
Sport Chalet will host a conference call and audio webcast today at 2:00 p.m. (Pacific) to discuss financial results for the fourth quarter and year end results. The conference call can be accessed by dialing 800-821-1449 (domestic), or 973-409-9262 (international) or via audio webcast at: www.earnings.com. A replay will be available through June 27, 2006 by dialing 877-519-4471 (domestic) or 973-341-3080 (international) (passcode 7450909) and an archive of the webcast will be available for 90 days following the conclusion of the conference call.

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada and Arizona. The Company offers over 40 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 41 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Non-GAAP financial measures
To supplement consolidated financial statements presented in accordance with GAAP, non-GAAP financial measures are used as the compensation, and other expenses related to the recapitalization plan are not expected to reoccur and their exclusion provides a consistent comparison to past results. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures,” included at the end of this release.

Sport Chalet, Inc.

Consolidated Statements of Operations

	Year ended March 31,
	2006	2005	2004

Net sales	$343,204,097	$309,089,551	$264,236,923
Cost of goods sold, buying and occupancy costs	237,137,009	213,428,269	184,046,770
Gross profit	106,067,088	95,661,282	80,190,153

Selling, general and administrative expenses	101,534,075	85,144,702	72,360,528
Income from operations	4,533,013	10,516,580	7,829,625

Interest expense	266,910	263,523	189,924
Income before taxes	4,266,103	10,253,057	7,639,701

Income tax provision	4,353,292	4,082,000	2,995,625
Net income (loss)	$(87,189)	$6,171,057	$4,644,076

Earnings (loss) per share:
Basic	$(0.01)	$0.46	$0.35

Diluted	$(0.01)	$0.44	$0.33

Weighted average number of common shares outstanding:
Basic	13,505,952	13,360,986	13,291,334
Diluted	13,505,952	14,007,372	14,016,760

The recapitalization plan approved by the Company’s stockholders included the transfer of stock from the Company’s founder to certain members of management with a resulting charge to selling, general and administrative expenses of $8.7 million, primarily related to stock compensation, and a reduction to net income of $7.8 million for the year ended March 31, 2006. In addition, all share and per share information has been adjusted to reflect the reclassification and stock dividend.

Sport Chalet, Inc.

Consolidated Balance Sheets

	March 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$2,563,930	$6,176,689
Accounts receivable, less allowance of $130,000 in 2006 and $182,000 in 2005	2,479,386	1,462,042
Merchandise inventories	67,777,059	65,061,142
Prepaid expenses and other current assets	3,857,570	3,044,153
Deferred income taxes	3,920,192	3,915,079
Total current assets	80,598,137	79,659,105

Fixed assets, net	48,365,653	37,502,578
Deferred income taxes	3,274,015	1,550,753
Other assets	—	76,960
Total assets	$132,237,805	$118,789,396

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,467,120	$18,805,953
Salaries and wages payable	5,473,610	5,080,320
Income taxes payable	302,274	825,059
Other accrued expenses	14,909,439	11,831,595
Total current liabilities	37,152,443	36,542,927

Deferred rent	17,616,994	13,136,303
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares - 2,000,000 Issued and outstanding shares - none	—	—
Class A Common stock, $.01 par value:
Authorized shares - 46,000,000 Issued and outstanding shares - 11,927,146 in 2006 and 11,700,794 in 2005	119,271	117,008
Class B Common stock, $.01 par value:
Authorized shares - 2,000,000 Issued and outstanding shares - 1,703,909 in 2006 and 1,671,571 in 2005	17,039	16,716
Additional paid-in capital	31,335,324	22,892,519
Retained earnings	45,996,734	46,083,923
Total stockholders’ equity	77,468,368	69,110,166
Total liabilities and stockholders’ equity	$132,237,805	$118,789,396

The recapitalization plan approved by the Company’s stockholders included the transfer of stock from the Company’s founder to certain members of management with a resulting contribution to capital of approximately $8.2 million. In addition, all share and per share information has been adjusted to reflect the reclassification and stock dividend.

Sport Chalet, Inc.

Consolidated Statements of Cash Flows

	Year ended March 31,
	2006	2005	2004
Operating activities
Net (loss) income	$(87,189)	$6,171,057	$4,644,076
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	9,225,765	7,692,015	6,446,657
(Gain) Loss on disposal of equipment	(213,122)	360,761	354,608
Stock compensation	8,221,826	—	448,918
Deferred income taxes	(1,728,375)	(1,787,158)	(1,073,494)
Tax benefit on employee stock options	1,013,895	69,244	34,498
Changes in operating assets and liabilities:
Accounts receivable	(1,017,344)	(253,108)	(68,415)
Merchandise inventories	(2,715,917)	(10,889,087)	(3,285,425)
Prepaid expenses and other current assets	(813,417)	(842,117)	(163,448)
Refundable income taxes	—	—	58,990
Bank overdraft	—	—	(5,764,355)
Accounts payable	(2,338,833)	7,787,476	1,778,029
Salaries and wages payable	393,290	1,725,952	1,163,033
Other accrued expenses	3,077,844	3,887,638	2,789,208
Income taxes payable	(522,785)	789,428	35,631
Deferred rent	4,480,691	3,242,722	209,066
Net cash provided by operating activities	16,976,329	17,954,823	7,607,577

Investing activities
Purchases of fixed assets	(20,295,088)	(15,197,322)	(9,001,374)
Other assets	76,960	24,076	8,869
Proceeds from sales of fixed assets	419,370	264,106	—
Net cash used in investing activities	(19,798,758)	(14,909,140)	(8,992,505)

Financing activities
Proceeds from bank borrowings	46,361,065	10,700,000	10,225,000
Repayment of bank borrowings	(46,361,065)	(10,700,000)	(10,225,000)
Proceeds from exercise of stock options	474,189	59,358	226,573
Payroll taxes from exercise of stock options	(1,264,519)	—	—
Net cash provided by (used) financing activities	(790,330)	59,358	226,573

Increase (decrease) in cash and cash equivalents	(3,612,759)	3,105,041	(1,158,355)
Cash and cash equivalents at beginning of year	6,176,689	3,071,648	4,230,003
Cash and cash equivalents at end of year	$2,563,930	$6,176,689	$3,071,648
Cash paid during the year for:
Income taxes	$5,591,000	$3,624,000	$3,940,000
Interest	157,946	101,512	189,925

The following table sets fourth reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures. Compensation and other expenses related to the recapitalization plan are not expected to reoccur and their exclusion provides a consistent comparison to past results:

	Fiscal year ended March 31, 2006

	GAAP	Adjustments	Non-GAAP

Selling, general and administrative expenses	$101,534	$(8,693)	$92,841
Income from operations	4,533	8,693	13,226
Income before taxes	4,266	8,693	12,959
Income tax provision	4,353	(854)	5,207
Net income (loss)	$(87)	$7,839	$7,752

Class A and Class B earning (loss) per share:
Basic	$(0.01)	$0.58	$0.57
Diluted	$(0.01)	$0.56	$0.55